TIMET DECLARES DIVIDEND ON 6-3/4% SERIES A PREFERRED STOCK AND ANNOUNCES RESUMPTION OF REGULAR QUARTERLY DIVIDEND ON COMMON STOCK IN THE SECOND QUARTER OF 2011 AT $.075 PER SHARE

DALLAS, TEXAS . . . May 17, 2011 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has declared a quarterly dividend of $0.84375 per share on its 6-3/4% Series A Preferred Stock, payable on June 15, 2011 to stockholders of record as of the close of business on June 1, 2011.  TIMET also announced that its board of directors has voted to resume its regular quarterly dividend of $.075 per share on its Common Stock, payable on June 21, 2011 to stockholders of record as of the close of business on June 10, 2011.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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